EXHIBIT 11.01

                      STATEMENT RE: COMPUTATION OF EARNINGS

The calculation of earnings per share is detailed in the table below:

                                                   THREE MONTHS ENDED
                                                      SEPTEMBER 30,
                                                 ------------------------
                                                      1999        1998
EARNINGS
Net income (in thousands)                             $207        $722
                                                 ---------   ---------

WEIGHTED AVERAGE NUMBER OF SHARES
Outstanding common stock during the period       4,933,900   4,933,900
Contingently issuable shares                        85,107           -
                                                 ---------   ---------

BASIC WEIGHTED AVERAGE NUMBER OF SHARES          5,019,007   4,933,900
Effect of dilutive stock options and other
contingent shares                                      995           -
                                                 ---------   ---------

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES        5,020,002   4,933,900
                                                 =========   =========
Basic earnings per share                             $0.04       $0.15
                                                 =========   =========
Diluted earning per share                            $0.04       $0.15
                                                 =========   =========

During the three-month period ended September 30, 1999, the Company issued options to purchase 7,500 shares of its common stock at an exercise price of $7.50. The above dilutive earnings per share calculations for the three-month period ended September 30, 1999 and 1998, exclude the effect of options to purchase 339,000 and 294,000, respectively, shares of common stock at exercise prices ranging from $9.1875 to $12.00 per share, due to the fact they were anti-dilutive. Also see "Note 4 (Goodwill) to the Consolidated Condensed Financial Statements" related to contingently issuable shares related to acquisitions. The effect of contingent shares related to the guaranteed earn-out amount not paid at the closing of the Sunbelt acquisition and the effect of satisfactory completion of part of the first contingent earn-out has been included in the above basic earnings per share calculations. However, the remainder of the first contingent earn-out and all of the second contingent earn-out are not included, as the conditions necessary for such contingent shares to be issued have not been met as of September 30, 1999. The effect of contingent shares related to the first and second earnouts of AMCC are not included, as determination of the amount of such contingent shares to be issued are not determinable.